EXHIBIT 99

[TD Banknorth Inc. Logo]
                                                                  News Release

                                                                      Contact:
                                                             TD Banknorth Inc.
                                                             Jeffrey Nathanson
                                                                (207) 761-8517
                                             jeffrey.nathanson@tdbanknorth.com

FOR IMMEDIATE RELEASE
October 25, 2005

TD Banknorth Inc. Announces Quarterly Dividend

October 25, 2005 - Portland, Maine - TD Banknorth Inc. ("TD Banknorth") (NYSE: BNK) announced today that its Board of Directors has approved a quarterly dividend of 22.0 cents per share based on earnings for the third quarter ended September 30, 2005. The dividend is level with the dividend paid following the second quarter ended June 30, 2005.

The dividend will be paid on November 14, 2005 to shareholders of record at the close of business on November 4, 2005.

"On behalf of the Board of Directors, I am pleased to continue our practice of returning approximately 35% of our announced cash earnings to shareholders in the form of dividends," said William J. Ryan, TD Banknorth Chairman, President and Chief Executive Officer.

In 2005, TD Banknorth was included in the 2004 Mergent Dividend Achievers list for increasing its dividend for at least 10 consecutive years. "We are proud to be included in the Mergent Dividend Achievers list," said Mr. Ryan. "It reflects both the growth in the company and our continuing commitment to our shareholders."

About TD Banknorth Inc.
TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At September 30, 2005, TD Banknorth had $31.8 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth's banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol "BNK". For more information, visit http://www.tdbanknorth.com.

Source: TD Banknorth Inc.
                                    ###